(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Funds Trust

We consent to the use of our report dated May 30, 2012, incorporated herein by reference, for ING Floating Rate Fund, ING GNMA Income Fund, ING High Yield Bond Fund, and ING Intermediate Bond Fund, each a series of the ING Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 30, 2012